Filed Pursuant to Rule 424(b)(3)
Registration No. 333-179687

PROSPECTUS SUPPLEMENT NO. 10

(To Prospectus Dated March 24, 2014)

29,174,957 Shares of Common Stock

This prospectus supplement no. 10 supplements the prospectus dated March 24, 2014, relating to the offering of up to 29,174,957 shares of our common stock that were issued to selling stockholders in connection with a recapitalization of Dune Energy, Inc.’s capital structure.

This prospectus supplement incorporates into our prospectus the information contained in our attached current report on Form 8-K, which was filed with the Securities and Exchange Commission on January 6, 2015.

You should read this prospectus supplement in conjunction with the prospectus and the information incorporated by reference therein, including any supplements and amendments thereto. This prospectus supplement is qualified by reference to the prospectus and the information incorporated by reference therein except to the extent that the information in the prospectus supplement supersedes the information contained in the prospectus.

This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including any supplements and amendments thereto.

Our common stock is traded on the OTCQB tier of the OTC Markets Group Inc. under the symbol “DUNR.” On January 5, 2015, the closing price of our common stock was $0.13.

Investing in our common stock being offered for resale under the prospectus involves a high degree of risk. See “Risk Factors” beginning on page 8 of the prospectus before you make an investment in our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the common stock or passed upon the adequacy or accuracy of this prospectus supplement or the prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is January 7, 2015.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 2, 2015

DUNE ENERGY, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-27897	95-4737507
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S Employer Identification No.)

Two Shell Plaza 777 Walker Street, Suite 2300 Houston, Texas	77002
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (713) 229-6300

NOT APPLICABLE

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On January 2, 2015, Dune Energy, Inc. (the “Company”) entered into the Amended and Restated Forbearance Agreement and Fifth Amendment to the Amended and Restated Credit Agreement (the “Amendment”) effective as of December 31, 2014 among the Company, certain of the lenders (“Lenders”) party to the Amended and Restated Credit Agreement dated as of December 22, 2011 (as amended by that certain First Amendment to Amended and Restated Credit Agreement dated as of September 25, 2012, as amended by that certain Second Amendment to Amended and Restated Credit Agreement dated as of May 3, 2013, as amended by that certain Third Amendment to Amended and Restated Credit Agreement dated as of December 17, 2013 and as amended by that certain Fourth Amendment to Amended and Restated Credit Agreement dated as of September 30, 2014) (the “Credit Agreement”), and Bank of Montreal as administrative agent for the Lenders (the “Administrative Agent”).

As previously reported, the Company determined that it did not meet the required Total Debt to EBITDAX ratio under the Credit Agreement for the four immediately preceding quarters ending June 30, 2014 and September 30, 2014 (the “Total Debt to EBITDAX Covenant Defaults”). The Company also informed the Lenders that it was unable to comply with the minimum current ratio requirement in the Credit Agreement as of September 30, 2014 (the “Current Ratio Covenant Default” and, together with the Total Debt to EBITDAX Covenant Defaults, the “Defaults”). The Credit Agreement provides that the failure to observe any financial covenant will constitute an event of default, and Bank of Montreal, at the request of the majority Lenders, may terminate the commitments under the Credit Agreement and cause all of the Company’s obligations under the Credit Agreement to immediately become due and payable, upon notice to the Company.

On September 30, 2014, the Lenders agreed to provide a limited forbearance from exercising their rights and remedies pursuant to the Defaults through December 31, 2014 pursuant to the terms of the Fourth Amendment to Amended and Restated Credit Agreement. Under the terms of the Amendment, the Lenders agreed to extend the limited forbearance from December 31, 2014 until the business day immediately following the earliest of: (a) the occurrence of any other default or event of default under the Credit Agreement; (b) 5:00 p.m. CST, January 16, 2015 unless the Company has delivered to the Administrative Agent certain documents (the “Acceptable Transaction Documents”) that demonstrate that the contemplated transactions with EOS Petro, Inc. and payment in full of the amounts owed under the Credit Agreement are reasonably likely to be consummated timely in the opinion of the Administrative Agent, in its sole discretion; (c) subsequent to the delivery of Acceptable Transaction Documents, abandonment or termination of the Agreement and Plan of Merger, dated as of September 17, 2014, by and among EOS Petro, Inc., EOS Merger Sub, Inc. and Dune Energy, Inc. (the “Merger Agreement”), or the occurrence of any modification, amendment or express waiver or consent to the Merger Agreement that would result in not paying the amounts owed under the Credit Agreement in full, without the prior written consent of the Lenders; (d) failure to deliver the documents by the deadlines set forth in section 10.3 of the Amendment and (g) January 31, 2015 (the “Forbearance Period”).

Additionally, under the terms of the Amendment, the Company’s borrowing base shall be maintained at $40,000,000 during the forbearance period and interest payments shall be due January 2, 2015, January 31, 2015 and thereafter the last day of each calendar month. All commitments of the Lenders under the Credit Agreement shall terminate on January 31, 2015 without further notice.

The foregoing description of the Amendment is qualified in its entirety by reference to the Forbearance Agreement and Fifth Amendment to the Amended and Restated Credit Agreement which is filed as Exhibit 10.1 to this Current Report on Form 8-K.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Forbearance Agreement and Fifth Amendment to the Amended and Restated Credit Agreement dated as of December 31, 2014 (as amended by that certain First Amendment to Amended and Restated Credit Agreement dated as of September 25, 2012, as amended by that certain Second Amendment to Amended and Restated Credit Agreement dated as of May 3, 2013, as amended by that certain Third Amendment to Amended and Restated Credit Agreement dated as of December 17, 2013 and as amended by that certain Fourth Amendment to Amended and Restated Credit Agreement dated as of September 30, 2014), and Bank of Montreal as administrative agent for the lenders.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DUNE ENERGY, INC.

Date: January 6, 2015	By:	/s/ James A. Watt
Name: James A. Watt
Title: Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Forbearance Agreement and Fifth Amendment to the Amended and Restated Credit Agreement dated as of December 31, 2014 (as amended by that certain First Amendment to Amended and Restated Credit Agreement dated as of September 25, 2012, as amended by that certain Second Amendment to Amended and Restated Credit Agreement dated as of May 3, 2013, as amended by that certain Third Amendment to Amended and Restated Credit Agreement dated as of December 17, 2013 and as amended by that certain Fourth Amendment to Amended and Restated Credit Agreement dated as of September 30, 2014), and Bank of Montreal as administrative agent for the lenders.

Exhibit 10.1

AMENDED AND RESTATED FORBEARANCE AGREEMENT

AND FIFTH AMENDMENT TO THE

AMENDED AND RESTATED CREDIT AGREEMENT

effective as of December 31, 2014

among

Dune Energy, Inc.,

as Borrower,

Bank of Montreal,

as Administrative Agent,

CIT Capital Securities LLC,

as Syndication Agent,

and

The Guarantors and Lenders Party Hereto

BMO Capital Markets Corp.

Sole Lead Arranger and Sole Bookrunner

AMENDED AND RESTATED FORBEARANCE AGREEMENT AND FIFTH

AMENDMENT TO THE AMENDED AND RESTATED CREDIT AGREEMENT

This AMENDED AND RESTATED FORBEARANCE AGREEMENT AND FIFTH AMENDMENT TO THE AMENDED AND RESTATED CREDIT AGREEMENT (this “Agreement”), effective as of December 31, 2014, is among DUNE ENERGY, INC., a Delaware corporation (the “Borrower”); the Guarantors party hereto; certain of the lenders (the “Lenders”) party to the Credit Agreement referred to below; and BANK OF MONTREAL, as administrative agent for the Lenders (in such capacity, together with its successors in such capacity, the “Administrative Agent”).

R E C I T A L S

A. The Borrower, the Administrative Agent and the Lenders are parties to that certain Amended and Restated Credit Agreement, dated as of December 22, 2011 (as amended by that certain First Amendment to Amended and Restated Credit Agreement dated as of September 25, 2012, that certain Second Amendment to Amended and Restated Credit Agreement, dated as of May 3, 2013, that certain Third Amendment to Amended and Restated Credit Agreement, dated as of December 17, 2013, and that certain Forbearance Agreement and Fourth Amendment to Amended and Restated Credit Agreement, dated as of September 30, 2014 (the “Existing Forbearance Agreement”), and as may be further amended, supplemented, modified or restated, collectively, the “Credit Agreement”), pursuant to which the Lenders have made certain credit available to and on behalf of the Borrower.

B. The Borrower has informed the Administrative Agent that it is continuing to negotiate the terms and conditions of the transaction contemplated by that certain Agreement and Plan of Merger, dated as of September 17, 2014 (such agreement as modified and in effect on the date hereof and together with all exhibits and schedules thereto, the “Merger Agreement”), among EOS Petro, Inc. (“EOS Parent”), a Nevada Corporation, Eos Merger Sub, Inc. (“EOS Merger Sub”), a Delaware corporation and the Borrower, pursuant to which (a) LowCal Industries, LLC, individually or collectively with one or more of its affiliates (collectively, “LowCal”), an investor, shall provide at least $50,000,000 (US$) of capital on terms and conditions mutually satisfactory to LowCal and the parties to the Merger Agreement, the proceeds of which shall be used to, among other things, acquire and otherwise pay to the Lenders an amount equal to all Secured Obligations in return for assignment of Lenders’ rights, obligations, collateral and security under the Credit Agreement, with the closing of such transactions currently contemplated to be consummated on or about January 31, 2015.

C. The Borrower has informed the Administrative Agent in a Compliance Certificate delivered by the Borrower on August 14, 2014 that it did not comply with the minimum ratio of Total Debt to EBITDAX requirement set forth in Section 9.01(a) and an Event of Default has occurred and is continuing as of June 30, 2014 under Section 10.01(d) with respect thereto (the “Total Debt to EBITDAX Covenant Default”).

D. The Borrower has informed the Administrative Agent in a Compliance Certificate delivered by the Borrower on November 14, 2014 that a Total Debt to EBITDAX Covenant Default occurred and is continuing as of September 30, 2014, and that the Borrower also did not comply with the minimum Current Ratio of total current assets to total current liabilities requirement as set forth in Section 9.01(b) and an Event of Default would have occurred and is continuing as of September 30, 2014 under Section 10.01(d) with respect thereto (the “Current Ratio Covenant Default”) and, together with the Total Debt to EBITDAX Covenant Defaults, the “Subject Defaults”).

E. The Borrower has requested and the Lenders have agreed to provide an extension of the forbearance for the Subject Defaults, subject to the conditions and covenants set forth herein, until January 31, 2015.

F. Now, therefore, to induce the Administrative Agent and the Lenders party hereto to enter into this Agreement extending the forbearance period and in consideration of the premises and the mutual covenants herein contained, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Section 1. Defined Terms. Each capitalized term used herein but not otherwise defined herein has the meaning given such term in the Credit Agreement, as amended by this Agreement. Unless otherwise indicated, all section references in this Agreement refer to sections of the Credit Agreement. For purposes of this Agreement, the following capitalized term shall have the following meaning:

“Acceptable Transaction Documents” means documentation that demonstrates the contemplated transactions are reasonably likely to be consummated timely (or at least promptly) in the judgment and opinion of the Administrative Agent in the exercise of its sole and absolute discretion, and, as a result thereof, will at least pay in full all obligations owed and owing to the Lenders under the Credit Agreement and Loan Documents, provided that such documentation include, at a minimum, financial statements and such other generally acceptable evidence of the liquidity and financial ability of LowCal to consummate the transactions contemplated thereby.

“Forbearance Period” means the period commencing on or about September 30, 2014 and ending on the Business Day immediately following the earliest of (a) the Business Day immediately following the occurrence of any other Default or Event of Default (other than the Subject Defaults), (b) 5:00 p.m. Central Standard Time (“Close of Business”), January 16, 2015 unless the Borrower has delivered to the Administrative Agent Acceptable Transaction Documents, (c) subsequent to the delivery of Acceptable Transaction Documents to the Administrative Agent, abandonment or termination of the Merger Agreement by one or more parties thereto or the occurrence of any modification, amendment or express waiver or consent to the Merger Agreement that, as a result thereof, would not pay in full all obligations owed and owing to the Lenders under the Credit Agreement and the Loan Documents, without the prior written consent of the Lenders, (d) failure to deliver the documents required by the deadlines set forth under Section 10.3 herein, and (e) January 31, 2015.

Section 2. Borrowing Base

(a) Effective as of the Effective Date, the Borrowing Base shall be maintained at $40,000,000.

(b) Both the Borrower, on the one hand, and the Administrative Agent and the Lenders, on the other hand, agree that the redetermination of the Borrowing Base pursuant to clause (a) of this Section 2 has been negotiated among the Borrower and the Lenders and shall not constitute an Interim Redetermination of the Borrowing Base pursuant to Section 2.07 (b) of the Credit Agreement by any of the Borrower, the Administrative Agent or any Lender. Notwithstanding the foregoing or any other term or provision to the contrary contained herein, in the Credit Agreement or any other Loan Document, the Administrative Agent and each Lender hereby agree that no redetermination of the Borrowing Base shall occur prior to the end of the Forbearance Period.

Section 3. Commitments. Notwithstanding the Maturity Date under the Credit Agreement or any language in Section 2.06 to the contrary, the Borrower, the Administrative Agent and each of the Lenders acknowledges and agrees that the Commitments under the Credit Agreement terminate on January 31, 2015, and any and all Commitments of the Lenders under the Credit Agreement shall be irrevocably terminated in full as of such date. Borrower, the Administrative Agent and each of the Lenders hereby waive any notice requirements (if any) related to the termination of the Commitments under the Credit Agreement.

Section 4. Interest.

4.1 Interest Elections. From and after the execution of this Agreement, all Borrowings shall be only of the Type of ABR Borrowings with an Interest Period of one month’s duration. Eurodollar Borrowings shall no longer be available under the Credit Agreement.

4.2 Interest Payment Dates. The definition of Interest Payment Date in Section 1.02 of the Credit Agreement shall be replaced entirely with the following: “means January 2, 2015, January 31, 2015, and thereafter the last day of each calendar month or, if such day is a weekend or United States federal holiday, the next business day, including the last day of each calendar month following the Termination Date in the event any Secured Obligation remains unpaid.”

Section 5. Swap Agreements.

5.1 Secured Swap Agreements. Following the date of execution of this Agreement, in the absence of written consent of the Administrative Agent with such consent granted at the exercise of the Administrative Agent’s sole and absolute discretion, the Borrower shall not enter into any Secured Swap Agreements. Any and all Swap Agreements entered into by the Borrower, if any, shall not be secured by any collateral, or proceeds therefrom, pledged to or otherwise encumbered by mortgages, liens or other security interests of the Lenders.

Section 6. Negative Covenants.

6.1 Debt. Section 9.02(g) of the Credit Agreement is amended and replaced in its entirety with the following: “Debt under the `payment-in-kind’ provisions of the Senior Notes which is added to the principal balance of the Senior Notes in accordance with the terms of the Senior Notes.”

6.2 Liens. Sections 9.03(c), (d), and (e) of the Credit Agreement are hereby deleted in their entirety; however, any liens in existence as of the date of the execution of this Agreement which would otherwise have been permitted under Section 9.03(c), (d), and (e) shall remain as permitted liens.

6.3 Dividends, Distributions and Redemptions. Section 9.04(a) of the Credit Agreement is hereby amended by deleting everything therein and replacing as follows: “Restricted Payments. The Borrower will not declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, return any capital to its stockholders or make any distribution of its Property to its Equity Interest holders, except the Borrower may declare and pay dividends with respect to its Equity Interests payable solely in additional shares of its Equity Interests (other than Disqualified Capital Stock).”

6.4 Investments, Loans and Advances. Section 9.05 of the Credit Agreement is hereby amended by deleting Sections 9.05(h), (i) and (m) in their entirety.

6.5 Sale of Properties or Assets. Section 9.12 of the Credit Agreement is hereby amended by deleting Sections 9.12 (b), (d), (e) and (f) in their entirety.

6.6 Senior Note Interest Payments. No cash payments may be made or issued during the Forbearance Period in regard to any interest accruing or payable on the Senior Notes.

Section 7. Financial Statements: Other Information. In addition to the information required under Section 8.01 of the Credit Agreement, the Borrower shall deliver to the Administrative Agent not later than close of business on each Tuesday, a thirteen (13) week cash flow forecast or projection of the Borrower, together with the Borrower’s accounts payables and accounts receivables aging reports, with all such information current as of the immediately preceding Friday, in form and substance consistent with the similar reports most recently furnished to the Administrative Agent, and demonstrating positive cash flow and available liquidity at the conclusion of each week on a forward looking basis.

Section 8. Forbearance.

(a) The Borrower acknowledges and agrees that it is in Default under the Credit Agreement as a result of the Subject Defaults, (ii) the Commitments under the Credit Agreement terminate on January 31, 2015, and (iii) without this amendment of the Existing Forbearance Agreement, the Administrative Agent and the Lenders, in accordance with, and subject to, the terms of the Credit Agreement and the other Loan Documents have the right to accelerate the Loans outstanding and to make demands upon the Borrower and the Guarantors for the payment in full of the Secured Obligations as a result of the Subject Defaults.

(b) During the Forbearance Period, in reliance upon the acknowledgments and agreements of the Borrower contained in this Agreement, and subject to the terms and conditions of this Agreement, the Administrative Agent and the Lenders agree to forbear from exercising any of their rights and remedies under the Loan Documents and any applicable law in respect of, or arising out of, the Subject Defaults.

(c) Upon expiration or termination of the Forbearance Period, the agreement of the Administrative Agent and Lenders to forbear from exercising any of their rights and remedies under the Loan Documents and applicable law in respect of, or arising out of, the Subject Defaults shall automatically and without further action or notice terminate and be of no force and effect, it being expressly agreed that the effect of such termination will be that the Administrative Agent and the Lenders may exercise any or all of their rights and remedies with respect to the Subject Defaults under the Loan Documents and applicable law immediately, including, but not limited to, the acceleration of the Loans in accordance with the terms of the Loan Documents and the taking of enforcement action against the Collateral (as defined in the applicable Security Instruments), in any case without any further notice, passage of time or forbearance of any kind except as otherwise expressly required by the terms of the Loan Documents and, unless waived, applicable law. For the avoidance of doubt, nothing contained in this Agreement shall prejudice any rights or remedies that the Administrative Agent or any of the Lenders may have to exercise any rights and remedies during the Forbearance Period with respect to any Defaults or Event of Default (whether now existing or hereafter occurring) other than with respect to the Subject Defaults. For further avoidance of doubt, the Lenders party hereto hereby direct the Administrative Agent to act or not act, as the case may be, so as to carry out the terms and provisions hereof.

Section 9. Retention of Financial Advisor by Administrative Agent on Behalf of Lenders. The Administrative Agent may retain a financial advisory firm acceptable to the Administrative Agent in its sole and absolute discretion commencing at some point during the Forbearance Period, and, as also reflected in Section 12.03(a), such fees, costs and expenses of the financial advisory firm retained by the Administrative Agent and Lenders shall be paid by the Borrower. Moreover, the Borrower and its retained financial advisors shall reasonably cooperate with the financial advisory firm retained by the Administrative Agent by sharing information and making information available to the financial advisory firm and its representatives reasonably promptly, including without limitation allowing the financial advisory firm to have access to all information that is available or access that is granted to the Administrative Agent and Lenders pursuant to the terms and covenants of the Credit Agreement.

Section 10. Conditions Precedent. This Agreement shall become effective on the date (such date, the “Effective Date”), when each of the following conditions is satisfied (or waived in accordance with Section 12.02), except for Sections 10.3 which may be completed after the Effective Date but by the dates set forth therein:

10.1 The Administrative Agent shall have received from the Lenders, the Administrative Agent, each Guarantor and the Borrower, counterparts (in such number as may be requested by the Administrative Agent) of this Agreement signed on behalf of such Person.

10.2 The Administrative Agent and the Lenders shall have received all fees and other amounts due and payable on or prior to the date hereof, including to the extent invoiced, reimbursement obligations or payment of all documented out-of-pocket expenses required to be reimbursed or paid by the Borrower under the Credit Agreement, including without limitation the fees and expenses of the Administrative Agent’s legal counsel.

10.3 The Administrative Agent shall have received fully executed depository account control agreements (“DACAs”) by all parties thereto not later than January 15, 2015, with regard to all depository and other accounts of the Borrower reasonably acceptable to the Administrative Agent and the relevant depository institution. In addition, the Administrative Agent shall have received not later than January 15, 2015 additional or amended financing statements in its favor in respect of all assets, tangible or intangible, including office furniture, equipment, receivables, claims or recoveries or rights of the Borrower in such funds or claims thereto, including in claims or rights in and to the security, escrow, break-up fee or other damages or payments recoverable under the Merger Agreement or any other transaction documents (“Additional Collateral Documents”). Unless Acceptable Transaction Documents are received by the Administrative Agent by Close of Business on January 16, 2015, the Administrative Agent may submit the executed DACAs to the appropriate depository or other institution regarding the accounts at or after 8:00 a.m. Central Standard Time, January 20, 2015 and file and/or record the Additional Collateral Documents at or after 8:00 a.m. Central Standard Time, January 17, 2015.

10.4 No Default or Event of Default (except for the Subject Defaults) shall have occurred and be continuing as of the date hereof, after giving effect to the terms of this Agreement.

10.5 The Administrative Agent shall have received such other documents as the Administrative Agent or its counsel may reasonably require.

The Administrative Agent is hereby authorized and directed to declare this Agreement to be effective when it has received documents confirming or certifying, to the satisfaction of the Administrative Agent, compliance with the conditions set forth in this Section 4 or the waiver of such conditions as permitted in Section 12.02. Such declaration shall be final, conclusive and binding upon all parties to the Credit Agreement for all purposes.

Section 11. Miscellaneous.

11.1 Confirmation. The provisions of the Credit Agreement, as amended by this Agreement, shall remain in full force and effect following the effectiveness of this Agreement.

11.2 Ratification and Affirmation; Representations and Warranties. The Borrower and each Guarantor hereby (a) acknowledges the terms of this Agreement, (b) ratifies and affirms its obligations under, and acknowledges its continued liability under, each Loan Document to which it is a party and agrees that each Loan Document to which it is a party remains in full force and effect as expressly amended hereby and (c) represents and warrants to the Lenders that as of the date hereof, after giving effect to the terms of this Agreement:

(i) all of the representations and warranties contained in each Loan Document to which it is a party are true and correct in all material respects (except (A) the representation and warranty in Section 7.07(c) and (B) those which have a materiality qualifier, which shall be true and correct as so qualified), except to the extent any such representations and warranties are expressly limited to an earlier date, in which case, such representations and warranties shall continue to be true and correct as of such specified earlier date, and

(ii) no event or events have occurred which individually or in the aggregate could reasonably be expected to have a Material Adverse Effect.

11.3 Counterparts. This Agreement may be executed by one or more of the parties hereto in any number of separate counterparts, and all of such counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of this Agreement by facsimile transmission or electronic transmission in portable document format (.pdf) shall be effective as delivery of a manually executed counterpart hereof.

11.4 NO ORAL AGREEMENT. THIS AGREEMENT, THE CREDIT AGREEMENT AND THE OTHER LOAN DOCUMENTS EXECUTED IN CONNECTION HEREWITH AND THEREWITH REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT UNWRITTEN ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO ORAL AGREEMENTS BETWEEN THE PARTIES.

11.5 GOVERNING LAW; JURISDICTION; CONSENT TO SERVICE OF PROCESS; WAIVER OF JURY TRIAL. SECTION 12.09 OF THE CREDIT AGREEMENT IS HEREBY INCORPORATED BY REFERENCE INTO THIS AGREEMENT MUTATIS MUTANDIS AND SHALL APPLY HERETO.

11.6 Payment of Expenses. In accordance with Section 12.03, the Borrower agrees to pay or reimburse the Administrative Agent for all of its reasonable out-of-pocket costs and reasonable expenses incurred in connection with this Agreement, any other documents prepared in connection herewith and the transactions contemplated hereby, including, without limitation, the reasonable fees and disbursements of counsel to the Administrative Agent.

11.7 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

11.8 Non-Waiver. Except as explicitly set forth in this Agreement, the execution, delivery, performance and effectiveness of this Agreement shall not operate nor be deemed to be nor construed as a waiver (a) of any right, power or remedy of the Administrative Agent or any of the Lenders under the Credit Agreement or any other Loan Document or (b) of any other term, provision, representation, warranty or covenant contained in the Credit Agreement, any other Loan Documents or any other instruments or documents executed in connection therewith. Further, none of the provisions of this Agreement shall constitute, be deemed to be or construed as, a waiver of any Default or Event of Default under the Credit Agreement or any other Loan Document, as amended by this Agreement. Any existing Default or Event of Default (including, without limitation, the Subject Defaults), if any, shall continue and shall not be deemed waived or cured in any way by the execution of this Agreement.

11.9 RELEASE. IN CONSIDERATION OF THIS AGREEMENT AND, SUBJECT TO THE CONDITIONS STATED HEREIN, THE BORROWER HEREBY RELEASES, ACQUITS, FOREVER DISCHARGES, AND COVENANTS NOT TO SUE, THE ADMINISTRATIVE AGENT AND EACH OF THE LENDERS, ALONG WITH ALL OF THEIR BENEFICIARIES, OFFICERS, DIRECTORS, AGENTS, EMPLOYEES, SERVANTS, ATTORNEYS AND REPRESENTATIVES, AS WELL AS THEIR RESPECTIVE HEIRS, EXECUTORS, LEGAL REPRESENTATIVES, ADMINISTRATORS, PREDECESSORS IN INTEREST, SUCCESSORS AND ASSIGNS (EACH INDIVIDUALLY, A “RELEASED PARTY” AND COLLECTIVELY, THE “RELEASED PARTIES”) FROM ANY AND ALL CLAIMS, DEMANDS, DEBTS, LIABILITIES, SUITS, OFFSETS AGAINST THE INDEBTEDNESS EVIDENCED BY THE LOAN DOCUMENTS AND THE SECURED SWAP AGREEMENTS AND ACTIONS, CAUSES OF ACTION OR CLAIMS FOR RELIEF OF WHATEVER KIND OR NATURE, WHETHER KNOWN OR UNKNOWN, SUSPECTED OR UNSUSPECTED BY BORROWER, WHICH BORROWER OR ANY SUBSIDIARY MAY HAVE OR WHICH MAY HEREAFTER ACCRUE RELATED TO ANY ACTIONS OR FACTS OCCURRING PRIOR TO THE DATE OF THIS AGREEMENT AGAINST ANY RELEASED PARTY, FOR OR BY REASON OF ANY MATTER, CAUSE OR THING WHATSOEVER OCCURRING ON OR PRIOR TO THE DATE OF THIS AGREEMENT, WHICH RELATE TO, IN WHOLE OR IN PART, DIRECTLY OR INDIRECTLY THE CREDIT AGREEMENT, ANY NOTE, ANY SECURITY INSTRUMENT, ANY OTHER LOAN DOCUMENT, THE SECURED SWAP AGREEMENTS OR THE TRANSACTIONS EVIDENCED THEREBY, INCLUDING, WITHOUT LIMITATION, ANY DISBURSEMENTS UNDER THE CREDIT AGREEMENT, ANY NOTES, THE NEGOTIATION OF ANY OF THE CREDIT AGREEMENT, THE NOTES, THE MORTGAGES OR THE OTHER LOAN DOCUMENTS, THE TERMS THEREOF, OR THE APPROVAL, ADMINISTRATION, ENFORCEMENT OR SERVICING THEREOF.

11.10 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

11.11 Loan Document. This Agreement is a Loan Document.

[SIGNATURES BEGIN NEXT PAGE]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and shall be effective as of the date first written above.

BORROWER:	DUNE ENERGY, INC.

	By:	/s/ James A. Watt
Name: James A. Watt Title: President & Chief Executive Officer

GUARANTORS:	DUNE OPERATING COMPANY

	By:	/s/ James A. Watt
Name: James A. Watt Title: President

DUNE PROPERTIES, INC.

	By:	/s/ James A. Watt
Name: James A. Watt Title: President

[Signature Page Dune – Amended and Restated Forbearance Agreement and Fifth Amendment to the Credit Agreement.]

BANK OF MONTREAL, as Administrative Agent and a Lender

By:	/s/ Sue R. Blazis
Name: Sue R. Blazis Title: Managing Director

[Signature Page Dune – Amended and Restated Forbearance Agreement and Fifth Amendment to the Credit Agreement.]

CIT BANK, as a Lender

By:	/s/ John Feeley
Name: John Feeley Title: Director

[Signature Page Dune – Amended and Restated Forbearance Agreement and Fifth Amendment to the Credit Agreement.]